Exhibit 99.1

News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

Investor Contact     Robert Goocher, (812) 491-4080, rgoocher@vectren.com
Media Contact     Mike Roeder, (812) 491-5255, mroeder@vectren.com

FOR IMMEDIATE RELEASE

February 14, 2013

Vectren Corporation Reports 2012 Results
Issues Guidance for 2013

Evansville, Ind. - Vectren Corporation (NYSE:VVC) today reported net income for the year ended Dec. 31, 2012, of $159.0 million, or $1.94 per share, compared to net income of $141.6 million, or $1.73 per share in 2011.

Summary results

•	Utility earnings were $138.0 million, or $1.68 per share, in 2012, compared to $122.9 million, or $1.50 per share, in 2011.

•	Nonutility earnings were $21.7 million in 2012, compared to earnings of $23.8 million in 2011.

•	Fourth quarter 2012 consolidated net income was $42.8 million, or $0.52 per share, compared to net income of $46.6 million, or $0.56 per share, in the fourth quarter of 2011.

•
Fourth quarter and annual results, as compared to 2011, were impacted by the ($6.0) million, ($3.9) million after tax contribution to the Vectren Foundation in 2011 as well as the net consolidated gain on the 2011 sale of Vectren Source of $12.4 million after tax and net year-over-year decrease in legacy investment charges of ($7.0) million after tax.

“We are pleased to report consolidated earnings per share of $1.94 for 2012, which is above the guidance range of $1.80-$1.90 per share that we provided in November and our 2011 earnings per share of $1.73,” said Carl Chapman, Vectren's chairman, president and CEO.  “Our Utility Group delivered solid results for the full year. Our Infrastructure Services business exceeded expectations all year and was the key driver of fourth quarter results that allowed us to beat 2012 guidance. With the solid foundation provided by our core utility operations, coupled with strong demand that should continue to drive results at Infrastructure Services, we believe that we are well positioned to continue to deliver future earnings growth,” said Chapman.

2013 earnings guidance
The combined 2013 guidance range, including expected near breakeven results at ProLiance, is consolidated earnings of $1.90 to $2.10 per share. The company expects 2013 Utility Group earnings to be within a range of $1.65 to $1.75 per share and the Nonutility Group earnings to be in a range of $0.20 to $0.40 per share.
Guidance ranges are based on assumptions and information currently available, but changes in these assumptions or other circumstances could materially impact earnings and result in earnings for 2013 significantly above or below this guidance. These targeted ranges are subject to such factors discussed below under "Forward-Looking Statements."

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Utility Group recent financing transactions
As previously disclosed, on Dec. 20, 2012, Vectren Utility Holdings, Inc., (VUHI) executed a private placement note purchase agreement to issue $125 million of senior notes at an average interest rate of 3.9 percent and an average term of 25 years. Subject to the satisfaction of customary closing conditions, this financing is scheduled to close on or about June 5, 2013. In addition, on Feb. 4, 2013, VUHI announced that it is calling approximately $122 million of debt due in 2039 with an interest rate of 6.25 percent that is expected to be retired in April. As a result of the refinancing during the very low interest rate environment, Vectren expects that its ongoing interest expense related to its utility operations will be reduced by approximately $3 million.

Utility Group discussion

The Utility Group is comprised of VUHI's operations, which consist of the company's regulated utility operations and other operations that provide information technology and other support services to those regulated operations. The company segregates its regulated utility operations between a Gas Utility Services operating segment and an Electric Utility Services operating segment. The Gas Utility Services segment provides natural gas distribution and transportation services to nearly two-thirds of Indiana and to west-central Ohio. The Electric Utility Services segment provides electric distribution services to southwestern Indiana and includes its power generating and wholesale power operations. The Utility Group also earns a return on shared assets, such as customer billing systems and the customer contact center, used by the company's utility operations.

For the year ended Dec. 31, 2012, the Utility Group earned $138.0 million, compared to $122.9 million in 2011. Increased year-over-year results reflect, among other things, the impacts of new electric base rates implemented on May 3, 2011, lower interest expense as a result of refinancing activity completed late in 2011 and early 2012, and operating expenses that were generally flat compared to 2011. In the fourth quarter of 2012, the Utility Group earnings were $35.5 million, compared to $30.1 million in 2011. The increase also reflects the impact of recent regulatory orders in the Ohio natural gas service territory allowing for recovery of and accounting for infrastructure replacement activities in Ohio. Additionally, the 2011 periods reflect a higher effective tax rate due primarily to a $2.8 million charge from the revaluation of existing deferred taxes resulting from the Vectren Source sale.

2012 operating costs overall are flat when compared to 2011 after considering the impact of pass-through costs. Continuous improvement initiatives throughout the Utility Group are being implemented to limit growth in operating expenses over the coming years. The company estimates that in 2012 these initiatives have resulted in sustainable savings of more than $7 million and have helped offset other cost increases. Examples of the initiatives implemented in 2012 include improved processes that have allowed the company to become more efficient in completing work and thereby reduce labor costs and recent amendments to postretirement medical plans that provide better access to benefits for company retirees at lower costs to Vectren.

Gas Utility Services
The Gas Utility Services operating segment, which is comprised of Vectren's Indiana North and South gas operations and Vectren Ohio, earned $60.0 million during 2012, compared to earnings of $52.5 million last year. During the 2012 fourth quarter, the gas utility segment earned $23.9 million, compared to $19.0 million in 2011. The increases reflect revenues and the deferral for future recovery of some operating expenses from regulatory orders for infrastructure replacement activities in Ohio. Year-over-year, interest expense was also favorably impacted by financing transactions completed in 2012 and 2011, taking advantage of lower interest rates. With rate designs that substantially limit the impact of weather on margin, heating temperatures that were 79 percent of normal in Indiana and 88 percent of normal in Ohio had a significant impact on volumes sold but only a slightly negative impact on margin.

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Following is more detailed information related to the annual earnings from gas utility operations. Identified items are presented after the impact of income taxes.

(millions)
2011 Gas Utility Earnings	$52.5

Weather impact on small customers	(0.4)
Earnings from infrastructure replacement investments	2.2
Margin impacts from lower gas costs	(1.4)
Lower interest expense	3.2
Lower operating expenses, including Indiana bad debt expense	3.1
All Other	0.8
7.5

2012 Gas Utility Earnings	$60.0

Electric Utility Services
The Electric Utility Services operating segment is comprised of Vectren South's electric distribution business and includes its power generating and wholesale power operations. Electric operations earned $68.0 million in 2012, compared to $65.0 million in the prior year. Improved year-over-year results reflect increased electric margin, primarily from base rate changes and lower interest costs. The improved year- over-year results were reduced by lower small customer margins driven by conservation, net of lost margin recovery mechanisms, and the impact of statutory refunds to customers. During the 2012 fourth quarter, the electric utility segment earned $8.6 million, compared to $11.9 million in 2011. Quarterly results were negatively impacted by increased operating costs related to the timing of power plant maintenance.

Following is more detailed information related to the annual earnings from electric utility operations. Identified items are presented after the impact of income taxes.

(millions)
2011 Electric Utility Earnings	$65.0

Margin from base rate changes effective May 3, 2011	5.9
Weather impact on small customers	(0.2)
Small customer margin	(1.6)
Refunds resulting from statutory net operating income limitation	(1.6)
Operating expenses, excluding pass through expenses	(1.2)
Lower interest expense	1.5
All other	0.2
3.0

2012 Electric Utility Earnings	$68.0

Weather impacts on electric results
Electric results, which are not protected by weather normalization mechanisms, were positively impacted by warmer than normal cooling weather. In 2012, cooling temperatures were 130 percent of normal. This compares to 2011 when cooling temperatures were 116 percent of normal. In 2012, management estimated the margin impact caused by the favorable cooling weather compared to the prior year was almost completely offset by heating weather that was 79 percent of normal.

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Indiana regulation includes a statutory mechanism that can limit a utility's rolling 12-month net operating income to that authorized in its last general rate order, as adjusted for previous net operating income levels that were below authorized levels. Should weather or other factors continue to increase net operating income in future periods, the full benefit of those favorable impacts on the company's electric utility may continue to be limited by the statutory earnings test. In 2012, the company reflected $2.6 million in refunds to customers as a result of this statutory earnings limitation.

Other operations
The Utility Group also earns a return on shared assets through currently approved rates as if portions of the assets were in the rate base of each utility. Such shared assets include customer billing systems and the customer contact center, as examples.

In 2012, earnings from these operations were $10.0 million, compared to $5.4 million in 2011. In the fourth quarter of 2011, earnings were $3.0 million, compared to a loss of ($0.8) million in 2011. The increases are primarily due to a higher effective income tax rate in 2011. The higher income tax rate was driven by the revaluation of Utility Group deferred income taxes related to the fourth quarter 2011 sale of Vectren Source, resulting in a $2.8 million charge, and a $1.4 million unfavorable tax adjustment recognized earlier in that year. In addition, variability in the earnings of the segment occurs as the allocation of shared asset costs changes.

Nonutility Group discussion

All amounts included in this section are after tax. Results reported by business group are net of Nonutility Group corporate expense.

In 2012, Nonutility Group earnings were $21.7 million compared to earnings of $23.8 million in 2011. Excluding Source results in 2011 and the legacy charges, 2012 earnings were $23.9 million, compared to $14.3 million in 2011. Results for 2012 compared to 2011 were favorably impacted by the March 31, 2011 acquisition of Minnesota Limited and significantly higher demand for pipeline construction and repair. Weakness in coal prices in 2012 and lower natural gas prices over the last several years have negatively impacted results from the company's commodity-driven coal and wholesale gas marketing operations. However, losses incurred by energy marketer, ProLiance, narrowed in 2012 compared to 2011, due primarily to lower demand costs for pipeline storage and transportation. During 2012, fourth quarter earnings from nonutility operations were $9.3 million, compared to $11.9 million in 2011, excluding both the Source results and the legacy charges.

Infrastructure Services
Infrastructure Services provides underground construction and repair services through wholly-owned subsidiaries Miller Pipeline (Miller) and Minnesota Limited.

Results from Infrastructure Services' operations for the year ended Dec. 31, 2012, were earnings of $40.5 million compared to $14.9 million earned in the prior year. During the fourth quarter, earnings from Infrastructure Services were $13.2 million in 2012, compared to earnings of $3.8 million in 2011. The increases in earnings reflect increased demand across all infrastructure business areas. Results in 2012 were further favorably impacted by warm, dry weather resulting in favorable construction conditions. Revenues in 2012 were $664 million, compared to revenues in 2011 of $442 million, including $21 million from Minnesota Limited prior to its acquisition. Construction activity generally is expected to remain strong as utilities and pipeline operators replace their aging natural gas and oil pipeline infrastructure and due to the continued strong demand for shale gas and oil infrastructure. As an example, in the fourth quarter of 2012, Infrastructure Services was awarded a contract to construct an approximately 80 mile natural gas pipeline in the Bakken Shale area of North Dakota. It is expected this work will be completed by the end of the second quarter of 2013.

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Energy Services
Energy Services provides energy performance contracting and renewable energy services through wholly owned subsidiary Energy Systems Group (ESG).

Earnings were $5.7 million in 2012, compared to earnings of $6.7 million in 2011. Results in 2012 reflect reduced revenues, which indicate a slowing in demand for performance contracting projects due primarily to current budgetary constraints on municipal and school customers, and increased operating expenses associated with an increase in the sales force incurred throughout 2012 and 2011. The impact of energy efficiency building tax deductions from qualifying projects on 2012 earnings offset the reduced revenues and higher operating expenses and resulted in earnings comparable to 2011. ESG continues to add to its employee base and footprint to position it for long-term growth in this sector as the national focus on energy conservation, renewable energy and sustainability is expected to continue longer term, given the expected rise in power prices across the country as utilities increase rates to recover expected increased environmental expenditures and other federally mandated costs. In the fourth quarter, earnings were $4.8 million in 2012, compared to $5.1 million in 2011.

As of Dec. 31, 2012, performance contracting backlog was $77 million, compared to $82 million at Dec. 31, 2011. ESG placed three “build and own” anaerobic digester projects into service in 2012.

Coal Mining
Coal Mining mines and sells coal to the company's utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc. (Vectren Fuels).

Coal Mining, inclusive of holding company costs, operated at a loss of ($3.5) million in 2012, compared to earnings of $16.6 million in 2011. Coal Mining operated at loss of ($3.5) million during the fourth quarter of 2012, compared to earnings of $0.7 million in 2011. Results were lower in 2012 due to lower tons sold and reduced pricing for customers associated with contracts that had price reopener clauses. Tons sold in 2012 were unfavorably impacted by the low cost of natural gas and mild winter weather. These factors significantly reduced the demand for Illinois Basin coal and led to a more than 10 percent reduction in volumes sold compared to 2011. Coal sales in 2012 were 4.5 million tons, compared to 5.2 million tons in 2011. During 2012, the company reduced production in order to better match the lower demand. Production at these lower than optimal levels significantly increased the cost per ton mined at both the Oaktown and Prosperity mining complexes. At normal production levels, the Oaktown cost environment remains favorable; however, at Prosperity a thin coal seam and other unfavorable mining conditions continue to have a negative impact on production costs. Coal Mining revenues were $236 million in 2012, $50 million lower than revenues in 2011.

Vectren Fuels' expected production is approximately 5.5 million tons in 2013. Coal sales in 2013 are estimated at 5.6 million tons. The impact of continued reduced demand for coal generally, and its impact on price, is expected to result in a greater loss from Coal Mining operations in 2013 compared to 2012. The development of the second Oaktown mine was substantially completed in 2012 but is not expected to begin production until demand for its coal increases. Longer term, the company continues to believe that reduced coal volumes available from Central Appalachia due to increased regulation and the large number of scrubbers to be installed throughout the United States, including the Midwest, coupled with moderate increases in natural gas prices from the very low levels experienced in 2012, should drive stronger demand for Illinois Basin coal.

Energy Marketing
Energy Marketing is comprised of the company's gas marketing operations, energy management services and former retail gas marketing operations. The Energy Marketing group consists of the company's investment in ProLiance. The company's former wholly owned retail gas marketing subsidiary, Source, was sold on Dec. 31, 2011.

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During 2012, Vectren's share of ProLiance's loss totaled approximately ($17.6) million compared to a loss of ($22.9) million in 2011. The smaller loss primarily reflects the reduction in fixed demand costs for both storage and transportation contracts and lower general and administrative expenses. During the quarter ended Dec. 31, 2012, the company's share of ProLiance's results was a loss of ($4.1) million, compared to earnings of $2.4 million in 2011. The loss in the quarter reflects the impact of timing on the recognition of margin on storage transactions.

Efforts to lower the cost of pipeline and storage demand costs continue. Through negotiations and by dropping some uneconomical contracts as they expire, ProLiance has lowered its pipeline transportation and storage costs to approximately $55 million for 2012, compared to $73 million in 2011. The projected annual demand costs in 2013 are expected to be approximately $42 million, or approximately $13 million lower than 2012. In addition to these reductions, opportunities exist to renegotiate or drop contracts with annual demand costs of approximately $9 million by the end of 2015. At Dec. 31, 2012, ProLiance had approximately $124 million of members' equity on its balance sheet, no long-term debt outstanding, and borrowings to support working capital of $77 million on its $120 million credit facility, which became effective in May 2012 for a two year period.

Vectren Source, a former wholly owned subsidiary, provided natural gas and other related products and services to customers opting for choice among energy providers. On Dec. 31, 2011, the company sold Vectren Source receiving proceeds of approximately $84.3 million, excluding minor working capital adjustments recorded in 2012. The sale, net of transaction costs, resulted in a pretax gain of $25.4 million, or $12.4 million after all associated tax impacts. Prior to the sale, Vectren Source earned $2.8 million in all of 2011 and $1.8 million in the fourth quarter.

Other Businesses
Other Businesses losses were ($3.4) million in 2012, compared to a loss of ($10.2) million in 2011. Results in 2011 include charges totaling ($9.2) million associated with legacy real estate holdings. Results in 2012 reflect after tax charges of ($2.2) million, related to the carrying value of an energy-related investment originally made in 1999. In the fourth quarter, losses were ($2.8) million in 2012, compared to a loss of ($9.3) million in 2011.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on February 15, 2013
Vectren's financial analyst call will be at 11 a.m. (EST), Feb. 15, 2013, at which time management will discuss the annual and fourth quarter financial results for 2012 and 2013 earnings guidance. To participate in the call, analysts are asked to dial 1-866-821-5457 10 minutes prior to the start time and refer to the “Vectren Corporation 2012 Year-end Earnings Call”. All interested parties may listen to the live webcast accompanied by a slide presentation at http://www.vectren.com. A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the analyst call.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren's energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services, energy services, coal mining and energy marketing. To learn more about Vectren, visit http://www.vectren.com.

Forward-looking statements
A “safe harbor” for forward-looking statements is provided by the Private Securities Litigation Reform Act of 1995 (Reform Act of 1995).  The Reform Act of 1995 was adopted to encourage such forward-looking statements without the threat of litigation, provided those statements are identified as forward-looking and

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are accompanied by meaningful cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement.  Certain matters described in Management's Discussion and Analysis of Results of Operations and Financial Condition are forward-looking statements.  Such statements are based on management's beliefs, as well as assumptions made by and information currently available to management.  When used in this filing, the words “believe”, “anticipate”, “endeavor”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal”, “likely”, and similar expressions are intended to identify forward-looking statements.  In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the Company's actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints. Catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, terrorist acts, cyber attacks, or other similar occurrences could adversely affect Vectren's facilities, operations, financial condition and results of operations. Increased competition in the energy industry, including the effects of industry restructuring and unbundling. Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases. Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight. Economic conditions including the effects of inflation rates, commodity prices, and monetary fluctuations. Economic conditions surrounding the current economic uncertainty, including increased potential for lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; volatile changes in the demand for natural gas, electricity, coal, and other nonutility products and services; impacts on both gas and electric large customers; lower residential and commercial customer counts; higher operating expenses; and further reductions in the value of certain nonutility real estate and other legacy investments. Volatile natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense. Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks. Direct or indirect effects on the Company's business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries. The performance of projects undertaken by the Company's nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the Company's infrastructure services, energy services, coal mining, and energy marketing strategies. Factors affecting infrastructure services, including the level of success in bidding contracts; fluctuations in volume of contracted work; unanticipated cost increases in completion of the contracted work; funding requirements associated with multi-employer pension plans; changes in legislation and regulations impacting the industries in which the customers served operate; the effects of weather; failure to properly estimate the cost to construct projects; the ability to attract and retain qualified employees; cancellation and/or reductions in the scope of projects by customers; credit worthiness of customers; ability to obtain materials and equipment required to perform services; and changing market conditions. Factors affecting coal mining operations and their cost structure, including MSHA guidelines and interpretations of those guidelines, as well as additional mine regulations and more frequent and broader inspections that could result from mining incidents at coal mines of other companies; geologic, equipment, and operational risks; the ability to execute and negotiate new sales contracts and resolve contract interpretations; volatile coal market prices and demand;  supplier and contract miner performance; the availability of key equipment,

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contract miners and commodities; availability of transportation; coal quality, including its sulfur and mercury content; and the ability to access coal reserves. Factors affecting the Company's investment in ProLiance including natural gas price volatility and basis; the ability to lower fixed contract costs; and availability of credit. Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness. Risks associated with material business transactions such as mergers, acquisitions and divestitures, including, without limitation, legal and regulatory delays; the related time and costs of implementing such transactions; integrating operations as part of these transactions; and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions. Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and interpretations of these laws. Changes in or additions to federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, pipeline safety regulations, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren's filings with the Securities and Exchange Commission, including Vectren's 2012 annual report on Form 10-K filed on or about Feb. 15, 2013. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.

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